Exhibit 99.2

December 14, 2010

Mr. John Burrows, Lead Independent Director
Pulse Electronics Corporation
1210 Northbrook Drive, Suite 470
Trevose, PA 19053

Dear Mr. Burrows:

I am writing on behalf of the Board of Directors of Bel Fuse, Inc. to express our interest in restarting discussions about a potential business combination between Pulse Electronics Corporation and Bel Fuse.

We believe the strategic and operational rationale underlying a combination of our businesses is profound, and represents a unique opportunity to create superior value for Pulse and Bel Fuse shareholders very quickly. Indeed, the logic and substantial benefits associated with such a transaction appear even more compelling today following your recent sale of AMI Doduco and your continuing search for a reliable, permanent CEO.

We firmly believe there are many advantages to consummating a merger as soon as possible. Specifically, the complementary aspects of bringing our respective companies together would establish a position of formidable strength within the industry. The synergies created from a combined enterprise would form the foundation of a more competitive global business through lower operating costs, a wider product portfolio, and a stronger platform of engineering capabilities. Furthermore, the size and scale of a combined company would create a more robust capital structure which would, in turn, permit better access to capital for future expansion.

Clearly, a friendly transaction is the most ideal and preferred path forward for all parties involved, and members of the Bel Fuse Board of Directors and management team are available to meet with you at your earliest convenience to construct mutually agreeable terms. However, since we are convinced that a business combination makes extraordinary sense to shareholders of both companies, we are compelled to preserve all of our options ‐ including, but not limited to, nominating directors for election to the Pulse Board at the next annual meeting of shareholders.

If we commence a meaningful dialogue, preferably prior to year‐end, we have no present intention to make public the fact that we have nominated these directors until it is legally necessary to do so.

I look forward to hearing from you soon to coordinate next steps.
Sincerely,

/s/ Avi D. Eden
Avi D. Eden
Director
Cc: Pulse Electronics Board of Directors

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ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation (“Pulse”) has commenced at this time. In connection with the proposed acquisition by Bel Fuse Inc. (“Bel”) of Pulse, Bel may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to shareholders of Pulse. INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bel through the web site maintained by the SEC at http://www.sec.gov.